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                                                             EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 13th the day of April, 1998 (the "Effective Date"), by and between First Sierra Financial, Inc., a Delaware corporation (the "Employer" or "Company"), and David L. Pederson (the "Employee"). Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party." All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Stock Purchase Agreement among David L. Pederson, William A. Moore, Geoffrey Harrison, Nexsoft, Inc. and First Sierra Financial, Inc.

                                   ARTICLE I

                                      TERM

           Employer hereby agrees to employ Employee and Employee hereby agrees to accept employment with Employer for a period beginning on the Effective Date and ending on the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) the date this Agreement is terminated pursuant to the terms hereof (the "Term").

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

           2.01 Duties. Employee is engaged, during the Term, to be an Executive Vice President and Chief Information Officer (CIO) of Employer and a member of the Executive Management Team and the General Manager of Employer's Information Systems Division. Employee's duties and powers shall be determined from time to time by the CEO of Employer and during the Term shall be consistent with the duties of the general manager of the Information System's Division. Employee shall perform and discharge such duties in a businesslike manner and faithfully as an officer of Employer, and shall be subject to the supervision and direction of the CEO of Employer and Employer's Board of Directors. Employee shall discharge such duties during Employer's normal business hours. Employer shall not require Employee to relocate from the Highlands Ranch, Colorado, area without Employee's consent. Employee's travel shall not exceed twenty percent.

           2.02 Full Time Employment. Employee shall devote his productive time, ability and attention to the business of Employer during the Term. Employee shall not, directly or indirectly, during the Term render any services of a business, commercial or professional nature to any other person, corporation, form or organization, whether for compensation or otherwise, without the prior written consent of Employer, provided, however, Employee may comply with his obligations under that certain agreement with American Business Leasing to provide software service and support.



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                                  ARTICLE III

                           COMPENSATION AND BENEFITS

           3.01 Base Compensation. As compensation for services rendered and Employee's covenants and agreements under this Agreement, during the Term Employee shall be entitled to receive from Employer a base salary of $175,000 per year, payable in equal semi-monthly installments, subject to withholding and similar taxes. Employee's base salary will be reviewed on an annual basis, tied to the Effective Date, by the Compensation Committee of Employer's Board of Directors to determine (in the discretion of such Committee) whether any increase will be granted.

           3.02 Benefit Plans. During the Term, and thereafter, to the extent provided in the applicable plan, Employer agrees to include Employee in any retirement, insurance, medical, disability, dental or health benefit plans adopted by Employer for the general benefit of the similar level employees of Employer including, without limitation, Employer's 401K plan. Employee shall be entitled to take 4 weeks paid vacation each year.

           3.03 Expenses. Employer, in accordance with the rules and regulations that the Board of Directors shall issue and revise from time to time, shall timely reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

           3.04 Incentive Plans. Employee shall be entitled to participate in any stock option plan and bonus plan adopted by the Board of Directors for executive level officers of the Company (i.e., those officers constituting an executive vice president or the president). Employee acknowledges and agrees that the extent to which Employee is entitled to participate in any such plan, and the terms of such participation, the amount of compensation, the number of options and the terms of such options shall be subject to the sole control and discretion of the Board of Directors (and neither the Company nor any member of its Board of Directors shall owe any duty or be subject to any standard of care in making such determination).


                                   ARTICLE IV

                                  TERMINATION

           This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

           4.01 Disability. If Employee is unable to perform his duties and responsibilities hereunder to the extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for 60 consecutive days (during such 60 day period Employee shall continue to be compensated as provided in Section 3.01), this Agreement may be terminated by Employer, and Employer and Employee shall have no further liability or obligations hereunder other than Employer's obligation to pay Employee amounts that may be due (if any) under Section 3.03 through the date of such termination and not previously paid to Employee and any rights of Employee with respect to the plans described in Section 3.02 that, in accordance with the terms of the applicable plan, provide for benefits to Employee beyond such termination date. In the


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event of any dispute under this Section 4.01, Employee shall submit to a physical examination by a licensed physician selected by Employer.

           4.02 Death. If Employee dies during the Term, Employer shall pay to Employee's executors, legal representatives or administrators the base compensation specified in Section 3.01 hereof in respect of the period through the date of such death together with any amount that may be due (if any) under
Section 3.03 through the date of such death and not previously paid to Employee.

           4.03 Cause. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by Employer at any time for "cause." For purposes of this Agreement, "cause" shall mean (i) Employee shall commit an act of theft or embezzlement from or fraud on Employer, (ii) Employee shall willfully neglect his duties while employed by Employer and not cease such neglect within 15 days following receipt of a notice from Employer stating with reasonable specificity what duties are being willfully neglected and requesting that Employee no longer neglect his duties, (iii) Employee shall habitually breach Employer's policies and fail to comply with Employer's policies within 15 days following receipt of a notice from Employer requesting such compliance,
(iv) Employee shall be in material breach or default of this Agreement, and shall remain in material default or breach 15 days after notice in writing, of such breach or default, or (v) Employee shall commit an act of moral turpitude or a crime that brings the reputation of the Company into public disrepute or causes Employer to be viewed unfavorably by customers or suppliers, in any event in the reasonable determination of the Company's Board of Directors. Upon termination for cause, Employer shall pay to Employee all sums due to Employee through the date of such termination under Section 3.01 and 3.03 (to the extent the same have accrued), and not previously paid to Employee. Following such termination and payment as described in the preceding sentence, Employer shall have no further duties or obligations to Employee. Employee will also have all rights with respect to the plans described in Section 3.02 that in accordance with the terms of the applicable plan provides for benefits to Employee beyond such termination date. In the event of a termination under this Section, Employee shall remain subject to all provisions of Article V.

           If Employee is terminated for cause and Employee disputes such termination, such dispute shall be resolved by a binding mediation conducted by a mediator with ADR Group, Inc., 1980 Post Oak Blvd., Suite 2210, Houston, Texas 77056, (713) 621-2200. Such mediation shall be held in Houston, Texas, within 5 days after notice terminating Employee for cause. The losing party shall pay the mediator's fees.

           4.04 Termination Without Cause by Employer. Employer, in its discretion and for any reason, may terminate this Agreement at any time by delivering 30 days' prior written notice to Employee prior to such intended termination ("Termination Date"). This Agreement shall terminate on the Termination Date and, except as provided under this Section 4.04, the Parties shall have no further duties or obligations to each other. Employer shall pay to Employee all amounts that may have accrued under Section 3.01 and 3.03 through the date of such termination and not previously paid to Employee and the balance of the base compensation due Employee over the remaining portion of the five year term; provided, if Employer so elects, Employer may pay such remaining base compensation on a monthly basis. In the event of a termination under this Section 4.04, Employee shall remain subject to all provisions of
Article V.
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           4.05 No Termination by Employee.  Employee shall not have the right to terminate this Agreement for any reason.

           4.06 Acquisition. Employee shall be entitled to a payout of the base salary under Section 3.01 due over the remaining months in the Term if Employee's employment is terminated following the acquisition of Employer by another entity where Employer is not the surviving entity.

                                   ARTICLE V

                                PROPERTY RIGHTS

           5.01 Scope of Protection. During the period that Employee is employed hereunder, Employee shall use his best efforts to promote the interests of Employer consistent with his normal duties. During Employee's employment with Employer and (to the extent applicable to periods of time following Employee no longer being employed by Employer) during the period commencing as of the date hereof and ending upon the earlier to occur of (a) the expiration of one year from the period through which Employer agrees to pay Employee following a termination pursuant to Section 4.04, and (b) the expiration of six years from the date hereof, Employee hereby agrees that he shall not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, without the prior written consent of the Board of Directors of Employer, engage in any of the following acts, which acts shall be considered violations of this
Agreement: (i) license or provide software or software related services to any person or entity engaged in any equipment or software lease or financing business; (ii) request or advise any customer of Employer to withdraw, curtail or cancel any of its business with Employer; (iii) induce or attempt to influence any employee of Employer to terminate his or her employment with Employer; (iv) disclose or communicate to any other person or entity the names of any customers of Employer or other knowledge of the operations and business of Employer; (v) employ or cause to be employed any individual employed by Employer at any time during the Term; (vi) request, advise or attempt to influence any person or entity which is a source of materials, supplies, personnel, services, funds or information for Employer to withdraw, cancel or curtail the sale or furnishing of such items to Employer; or (vii) use for his own benefit or otherwise, or communicate to, divulge to, or use for the benefit of, any other person or entity the Proprietary Software (or any other software owned by the Company) or any confidential information and/or trade secrets disclosed to, discovered by or otherwise known by Employee through his employment and/or association with Employer, it being the intent of the parties that Employee will have no rights to such Proprietary Software and will honor such confidential information and will not, directly or indirectly, use the confidential information in such a way as to adversely affect Employer or Employer's business relations. It is understood and agreed that the foregoing subsection (vii) shall apply during the period of employment and at all times thereafter. Nothing in the foregoing shall prevent Employee after termination of Employee's employment under this Agreement from pursuing or soliciting Employer's customers, vendors, brokers and manufacturers regarding the licensing, servicing or support of "Credit Bureau Software" (hereinafter defined). "Credit Bureau Software" shall mean the credit report software developed by Nexsoft, Inc. and known as "Credit Line."
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           5.02. Reasonableness of Restrictions. Insofar as the covenants set forth in this Agreement are concerned, Employee specifically acknowledges and agrees as follows: (i) the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer; (ii) the time duration of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer; (iii) the geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer; and (iv) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the goodwill and the operations and business of Employer.

           5.03 Enforcement. If Employee violates any of the covenants set forth in this Agreement, Employer shall suffer irreparable damage and shall be entitled to full injunctive relief or such other relief against Employee as may be provided by law or in equity together with such damages as may be provided at law or in equity. Employer shall be entitled where provided under applicable law to specific performance of the requirements of this Agreement or to temporary or permanent injunctive relief against any breach of any provision of this Agreement by Employee. If either party files a lawsuit seeking specific performance or injunctive against, or damages for, any breach of this Agreement, the party substantially prevailing in such lawsuit shall be entitled to recover from the other party all court costs and reasonable attorneys' fees incurred by the prevailing party in connection with such lawsuit.

           5.04 Reformation. It is the express intention of Employer and Employee to comply with all laws which may be applicable to the covenants contained in this Agreement. Therefore, Employer and Employee have attempted to limit Employee's right to compete only to the extent necessary to protect (i) Employer from unfair competition, and (ii) Employer's goodwill and its operations and business. Employer and Employee recognize, however, that reasonable people may differ in making such a determination. Consequently, Employer and Employee hereby specifically agree that, in the event that any covenant contained in this Agreement shall be determined by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court or authority to reflect a lawful and enforceable duration or scope. Such covenant shall automatically be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any covenants contained in this Agreement shall be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 5.04, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

           5.05 Employee agrees and acknowledges that all nonpublic or confidential information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software possessed, acquired or developed by Employer at any time ("Confidential Information") shall be the sole property of Employer. Employee agrees that all information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software that Employee develops or conceives in the scope of his employment

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shall be the Confidential Information of Employer and shall be solely owned by
Employer. During the term of this Agreement, Employee shall promptly disclose all information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software, whether patentable or not, conceived, developed, made or acquired by Employee during the term of this Agreement that relate to the business, products or services of Employer, regardless of whether such all information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software is conceived, developed or discovered or acquired by Employee on the job, at home, or elsewhere. Employee agrees to use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information, and except as may be expressly required by Employer in connection with Employee's performance under this Agreement, Employee shall not, directly or indirectly, use for his own benefit, or for the benefit of another, or disclose to another, the Confidential Information.

           5.06 By execution of this Agreement, Employee hereby assigns and transfers to Employer or its nominee all worldwide right, title and interest, legal and equitable, in and to all information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software, whether patentable or not, conceived, developed or made or acquired by Employee during the term of this Agreement that relate to the business, products or services of Employer, regardless of whether such all information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software is conceived, developed or discovered or acquired by Employee on the job, at home, or elsewhere. Both during and after this Agreement, Employee agrees to assist Employer or its nominee in the protection of such information, ideas, concepts, improvements, discoveries, inventions, business plans, business strategies, and software.

           5.07 Upon termination of this Agreement, or at any other time upon request, Employee shall immediately deliver to Employer all documents embodying any of Employer's Confidential Information that are in Employee's possession or under this control.


                                   ARTICLE VI

                               GENERAL PROVISIONS

           6.01 Notices. All notices, requests and other communications hereunder shall be in writing. Any notice, request or other communication hereunder shall be sent by (i) personal delivery (including courier service),
(ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):
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                     If to Employer:

                     First Sierra Financial, Inc.
                     Texas Commerce Tower, Suite 7050
                     600 Travis Street
                     Houston, TX 77002
                     Fax: (713) 221-1818
                     Attention: President

                     If to Employee:

                     David L. Pederson
                     3278 West Oak Leaf Place
                     Highlands Ranch, CO  80126

Any party may change its telecopier number or its address to which notices, requests, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

           6.02 Entire Agreement. This Agreement and the Stock Purchase Agreement between Employer, Employee, William A. Moore, Geoffrey Harrison and Nexsoft, Inc. supersede any and all other agreements, letters of intent, statements, understandings, representations and warranties (if any), whether oral or in writing, between the Parties solely with respect to the employment of Employee by Employer and contain all of the covenants and agreements between the parties with respect to such employment.

           6.03 Certain Acknowledgments. Employee by his execution and delivery of this Agreement represents to Employer as follows:

                     (i) Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has had this Agreement reviewed by such attorney.

                     (ii) Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts (a) the restrictions imposed by
                               Article V and (b) the restrictions imposed upon Employee pursuant to these sections are reasonable and necessary for the protection of the rights of Employer and its affiliates.

           6.04 Headings. The headings or titles to Sections or Articles in this Agreement are intended solely for convenience of the Parties and no provision of this Agreement is to be construed by reference to the heading or title of any section.

           6.05 Amendment or Modification: Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing, signed by Employee and by an officer of Employer thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at

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the same or at any prior or subsequent time; nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof.

           6.06 Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement, shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee, but if Employer shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve Employer or Employee from liability and responsibility for the performance of their respective duties and obligations hereunder.

           6.07 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO.

           6.08 Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the maximum extent permissible under law.

           6.09 No Duress. Employee acknowledges that no force, fear or threats or duress of any kind have been used to obtain the agreements and covenants contained in this Agreement.

           6.10 Duplicates. This Agreement may be executed in any number of original counterparts, all of which will constitute but one and the same instrument.

           6.11 Arbitration. Any dispute arising under or in any matter relating to this Agreement shall be required to be resolved pursuant to the arbitration procedure set forth in Section 10(n) of the Stock Purchase Agreement referenced in Section 6.02 above.

           6.12 Confidential Information. Employee covenants and agrees that he shall not use or disclose any proprietary or confidential information learned from any third party pursuant to vendor agreements.
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           EXECUTED as of the day and year first above written, intending to be legally bound hereby.

                                   EMPLOYER:

                                      FIRST SIERRA FINANCIAL, INC.


                                      By:  /s/ THOMAS J. DEPPING
                                          ------------------------------------
                                           Thomas J. Depping, President


                                   EMPLOYEE:

                                            /s/ DAVID L. PEDERSON
                                          ------------------------------------
                                           David L. Pederson